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Exhibit 10.1

SHAREHOLDERS' AGREEMENT

FOR PSMT MEXICO, S.A. DE C.V.

between

PRICESMART, INC.

and

GRUPO GIGANTE, S.A. DE C.V.

SHAREHOLDERS' AGREEMENT

        This Shareholders' Agreement ("Agreement") is entered into as of January 15, 2002 by and between PriceSmart, Inc. ("PriceSmart") and Grupo Gigante, S.A. de C.V. ("Gigante"). Each of PriceSmart and Gigante are referred to in this Agreement as a "Shareholder," and collectively as the "Shareholders".

RECITALS

        WHEREAS, the Shareholders intend to establish and invest in a new, privately-owned company ("NewCo"), being a business corporation under the laws of the United Mexican States ("Mexico"), for the establishment and operation of a business in Mexico, engaged in the sale of general merchandise, food and related products and services under a warehouse club business format (the "Merchandise Business System"); and

        WHEREAS, in order to set forth certain rights and obligations of the Shareholders relating to NewCo, the parties desire to enter into this Agreement.

AGREEMENT

        In consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.    Defined Terms

        Capitalized terms not defined herein have the respective meanings ascribed to them in the Licensing and Management Agreement (as defined below).

2.    Formation and Capitalization

        2.1.1.    The Shareholders shall form NewCo under the laws of Mexico no later than February 15, 2002, under the name PSMT México, S.A. de C.V., or if this name is not approved by the Secretaría de Relaciones Exteriores (Ministry of Foreign Relations) of Mexico, such other name as may be approved by the Shareholders and by said Ministry. At the time of its incorporation, NewCo shall adopt the "estatutos sociales" (bylaws) attached hereto as Exhibit A.

        2.1.2.    Each Shareholder shall subscribe fifty percent (50%) of the capital stock of NewCo and pay initially for twenty-five (25) NewCo shares at a par value of one thousand ($1,000) Mexican pesos per share, the minimum fixed capital being the amount of $50,000 (fifty thousand 00/100 Mexican pesos). PriceSmart and Gigante shall complete the capitalization of NewCo by making additional contributions so that their respective total contributions reach twenty million U.S. dollars ($20,000,000) each, or the equivalent in Mexican pesos at the exchange rates quoted by Banco de México ("tipo de cambio para solventar obligaciones denominadas en moneda extranjera pagaderas en la República Mexicana") on the dates of the contributions. Each Shareholder shall deposit the amount of ten million U.S. dollars ($10,000,000) into NewCo's account within fifteen (15) calendar days after the incorporation of NewCo. The balance of payments necessary for each Shareholder to reach a total capital contribution of twenty million U.S. Dollars ($20,000,000) apiece shall be deposited into NewCo's account from time-to-time as required by NewCo and agreed to by the Shareholders. Additional shares shall be issued as the capital contributions are made. Any portion of a capital contribution which would result in the issuance of a fractional share shall instead be recorded by NewCo as a premium.

        2.1.3.    The forty million U.S. dollars ($40,000,000) of initial capital contributions represent the currently anticipated required capital contributions for the construction and operation of not less than four (4) Territory Outlets over a period of eighteen (18) months. The Shareholders will cause NewCo to use diligent good faith efforts to obtain bank financing to continue its anticipated expansion and operation (with pro rata guarantees from PriceSmart and Gigante, if required). If such financing cannot be obtained by NewCo, each of PriceSmart and Gigante will contribute, on a pro-rata basis (based on the parties' respective equity ownerships). Payment of these additional contributions shall be made as agreed by the Shareholders. After the initial capitalization, upon agreement of PriceSmart and Gigante, each of PriceSmart and Gigante will contribute, on a pro-rata basis (based on the parties' respective equity ownerships) additional capital for the construction of at least an additional four (4) warehouse clubs within the succeeding twelve (12) month period for a total of at least sixteen (16) warehouse clubs over four and a half (4 1/2) years. In the event any capital calls are not satisfied, the proportionate interest of the non-responding party shall be diluted.

        2.2.  NewCo shall initially proceed to incorporate, as subsidiaries, (a) an operating company (OpCo), (b) a real estate owner company (Land Co), (c) an employee services company (ServCo), and (d) a trading company (TradeCo). NewCo shall subscribe and pay all but one of the shares or social quota, as applicable, issued by each of those companies, with the remaining share being subscribed by one of the other subsidiaries.

        2.3.    Issuance of Shares.    NewCo's Class A Shares ("Class A Shares") shall be subscribed and paid by PriceSmart, and NewCo's Class B Shares ("Class B Shares") shall be subscribed and paid by Gigante.

3.    Licensing and Management Agreement

        The Shareholders shall cause NewCo to enter into a Licensing, Technology Transfer, Training, Management and Sourcing Agreement (the "Licensing and Management Agreement") with PriceSmart and Venture Services, Inc. ("Licensors") in the form attached hereto as Exhibit B. Pursuant to the Licensing and Management Agreement, Licensors will, at Licensors' actual costs only, which are effectively incurred by Licensors and directly derived from NewCo's operations, grant a license to NewCo to utilize certain intellectual property owned by Licensors for the establishment and operation of the Merchandise Business System, and Licensors shall provide certain training, management support and product sourcing services to NewCo.

        Shareholders agree that prior to commencing the implementation of the Merchandise Business System, they will agree which of the names registered by PriceSmart, and granted for use by OpCo pursuant to the Licensing and Management Agreement, or other mark or name, will be used by OpCo and prior to using any trademark or tradename including the word "PriceSmart" or the word "Price," they will first determine who will bear the costs in the event the use of that name or mark is challenged.

4.    Consulting Agreements

        The Shareholders shall cause NewCo to enter into a consulting agreement with Gigante, ("Consulting Agreement") whereby Gigante shall provide to NewCo, at Gigante's actual costs only, its expertise regarding retail/wholesale business, consumer preferences and opportunities in Mexico.

5.    Sourcing Agreements

        PriceSmart shall be PSMT MEXICO's exclusive supplier of goods purchased from manufacturers located in the United States. Gigante shall be OpCo's exclusive supplier of goods purchased from manufacturers located in Mexico. However, OpCo shall retain the right to buy from other suppliers if PriceSmart or Gigante (as the case may be) cannot match the price of such goods offered by other suppliers. At OpCo's request, each of PriceSmart, Gigante or TradeCo may also supply to OpCo goods that are manufactured outside of the United States or Mexico. All sourcing/expense reimbursement fees for all such goods will be at landed cost (including proportional rebates and marketing funds).

        5.1    TradeCo.    TradeCo, a wholly owned subsidiary of NewCo, shall operate to sell products to Gigante in Mexico and to PriceSmart in countries other than Mexico. TradeCo shall charge 2% above actual landed cost on all sales to PriceSmart or Gigante and as the market will bear to any parties other than PriceSmart or Gigante. TradeCo may not sell to any competitor of Gigante or PriceSmart.

        5.2.    Ratification of Agreements by NewCo.    As promptly as practicable after the formation of NewCo, the Shareholders shall cause NewCo to execute and become a party to (a) this Agreement, (b) the Licensing and Management Agreement, (c) the Consulting Agreement and (d) sourcing agreements with each of PriceSmart, Gigante and TradeCo.

6.    The Board

        6.1.    Election.    The board shall be comprised of six (6) directors ("Directors"). The holders of Class A Shares and holders of Class B Shares shall nominate three (3) Directors each. Each Shareholder shall be entitled to name an alternate for each Director. The alternates appointed by a class of shares may each substitute for any of the Directors appointed by the same class. The Shareholders agree to the manner that Directors are so elected, reappointed and removed (as described in this Section 6.1, and as further described below), in lieu of other possible procedures. For so long as there are only two Shareholders, if the percentage of any class of shares decreases relative to that of the other class, then the number of such class' Directors shall be decreased and the other class shall be increased according to the following schedule:

1 share to <17% shares	0 Directors
17% to <34% shares	1 Director
34% shares <50% shares	2 Directors
50% shares	3 Directors
>50% to 66% shares	4 Directors
>66% to 83% shares	5 Directors
>83% to 100% shares	6 Directors

        6.2.    Directors.    Each Director shall serve at the pleasure of the class of shares that nominated that Director. Any vacancies on the board shall be filled by nomination by the class of shares that originally nominated the vacating Director. In the event of a vacancy, the alternate may act for the vacating director until such time as a new director is appointed. Any Director may place an item on a meeting agenda.

        6.3.    Powers of the Board.    The board shall have all of the powers that may be permitted to be exercised by the board, pursuant to applicable law, except as otherwise limited or restricted in the estatutos sociales (By-laws) of NewCo or this Agreement.

        6.4.    Actions of the Board.    Actions of the board may be taken at any meeting at which a quorum of Directors is present, if written notice was given to each Director at least five (5) business days prior to such meeting and in which an affirmative vote as provided below is issued. A quorum for meetings of the board shall exist when a majority of Directors are present. Any two Directors can require the chairman to call a meeting. For purposes of this Section 6.4, notice is considered given to a Director when receipt may be evidenced, pursuant to Mexican law. Directors may participate in a meeting of the board by means of a telephone conference or similar communications equipment by which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting provided that resolutions are consented in writing and signed by all then serving Directors or their respective alternate. Actions taken by the board at a duly noticed and called meeting shall require the affirmative vote of a majority of the Directors present at such meeting. Each Director shall have one vote. If permitted by Mexican law, any action which may be taken at a duly noticed and called meeting of the board may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all then-serving Directors or their respective alternate. The minutes of the board shall not be valid and effective unless signed by the chairman and secretary of the board.

        6.5.    Board Meetings.    The board shall meet at least quarterly, with two (2) meetings each calendar year to be held in Mexico and two (2) meetings each calendar year to be held in the United States.

        6.6.    Officers.    NewCo shall maintain at least two officers, a Director General and a Director Financiero, as those terms are commonly used in Mexican corporate law, their closest equivalent under Delaware corporate law, being a chief executive officer and a chief financial officer, respectively. The officers are not required to be members of the board of Directors. Each of them can be removed at the sole discretion of the class of Directors that nominated that officer. NewCo shall appoint such key personnel positions as proposed by the Director General, with compensation to be established by the compensation committee.

        6.7.    Committees.    The Shareholders shall cause NewCo's board to establish an operations committee, a compensation committee, an audit committee and a financial planning committee; each committee shall have the authority and faculties granted by resolution of the board of Directors and shall include as its members, for so long as each of the Shareholders owns fifty (50%) of the outstanding shares, at least one of the Directors designated by the holders of Class A Shares and one of the Directors designated by the holders of Class B Shares.

        6.8.    Presidente del Consejo.    For so long as each of the Shareholders owns fifty (50%) of the outstanding shares, the Directors appointed by the holders of Class B Shares ("Series B Directors") shall designate from among them the Presidente del Consejo (its closest equivalent under Delaware corporate law being chairman of the board) who shall act as NewCo's spokesman and chair the meetings of the board and Shareholders meetings. The Presidente del Consejo shall expressly not have a tie-breaking vote.

        6.9.    Director General.    For so long as each of the Shareholders owns fifty (50%) of the outstanding shares, the Director General shall be nominated by the Directors appointed by the holders of Class A Shares ("Series A Directors"), which appointment shall concurrently comply with PriceSmart's obligation to provide a Chief Executive Officer under the Licensing and Management Agreement. The Chief Executive Officer shall act as the legal representative of NewCo and in the best interests of NewCo, as instructed by the board.

        6.10.    Secretario and Comisario.    For so long as each of the Shareholders owns fifty (50%) of the outstanding shares, the Secretario (its closest equivalent under Delaware corporate law being a corporate secretary) shall be appointed by the Series A Directors and shall be responsible for recording and maintaining the minutes of the board and Shareholder meetings. The Secretario is not required to be member of the board of Directors. The Comisario shall be appointed from the nominations presented by the holders of Series B Shares, may not be a member of the board of Directors, and shall report to the Shareholders.

        6.11.    Director Financiero.    For so long as each of the Shareholders owns fifty (50%) of the outstanding shares, the Director Financiero shall be nominated by the Series B Directors, who shall report to the Director General. The Director Financiero shall file all tax returns and make all elections required, consistent with the direction of the board.

7.    Shareholders

        7.1.    Meetings.    Meetings of Shareholders shall be held as provided in NewCo's estatutos sociales (the equivalent of by-laws under Delaware corporate law) and in accordance with Mexican law. Minutes of Shareholders meetings and entries in the shareholders registry book shall be valid only upon signature by both the chairman and the secretary of the board.

        7.2.    Quorum.    The presence (in person or by proxy) of the holders of a majority of all outstanding shares shall constitute a quorum.

        7.3.    Actions by the Shareholders.    Except as required by applicable law, this Agreement or NewCo's estatutos sociales, any actions permitted or required to be taken by the holders of shares may be taken by the approval of a majority of the shares present (in person or by proxy) at any Shareholders meeting. The ordinary Shareholders' meeting may only adopt resolutions on those matters referenced in Article 181 of the Mexican General Law of Commercial Companies. All other matters, including those referenced in Article 182, shall be the responsibility of an extraordinary Shareholders meeting. Each Class A Share and each Class B Share shall have one vote.

8.    Annual Business Plan

        The Director General shall annually, prior to November 30, present to the Board a detailed business plan for NewCo for the coming year ("Annual Business Plan") beginning January and, prior to

July 30, a 12-month projection for the ensuing period from September 1 to August 31. In the event that the Annual Business Plan for any fiscal year (the "Current Year") of NewCo is not approved by the board, for any reason, on or before December 31 of the preceding year, then the prior year's Annual Business plan shall automatically be deemed approved indexed as needed for inflationary purposes, for each month of the Current Year (with a pro-rata portion of such plan in effect for any partial months until such time as the Current Year's Annual Business Plan is approved). Until otherwise permitted by applicable law, NewCo's fiscal year shall run with the calendar year.

9.    Accounting and Reports

        9.1.    Accounting and Records.    In addition to any rights to inspection granted under Mexican law, records shall be open to inspection by any Shareholder, or by any Shareholder's duly authorized representative, during business hours. NewCo's financial records shall be audited annually pursuant to Mexican generally accepted accounting principles at the expense of NewCo.

        9.2.    Auditors.    Unless otherwise agreed by the Shareholders, and for so long as each of the Shareholders owns fifty (50%) of the outstanding shares, the external auditors for NewCo shall be Ernst & Young and Deloitte & Touche. NewCo shall request of Ernst & Young and Deloitte & Touche that none of its personnel, providing services to any competitor of NewCo or the Shareholders, be involved in any services to NewCo.

10.    Dividend Policy

        Within ninety (90) calendar days from the end of each fiscal year, the board shall review the working capital and capital investment needs of NewCo, OpCo, LandCo, ServCo and TradeCo (collectively "Capital Requirements") as set forth in the Annual Business Plan, and the board shall recommend that the Shareholders declare reasonable cash dividends to Shareholders to the extent of available funds in excess of such Capital Requirements.

11.    Transfers of Shares

        11.1.    Consent and Refusal Rights.    Except as provided in Sections 11.2, 12 and 13, neither PriceSmart nor Gigante may encumber, sell, assign, or otherwise transfer (collectively, "transfer") any of its shares in NewCo (the shares subject to transfer being the "Subject Shares") to any other entity (a "Third Party Transfer") without the prior written consent of the other Shareholder.

        11.2.    Permitted Transfers.    The restrictions on transfers of Shares contained in this Section 11 shall not apply to any transfer or series of transfers of shares by any Shareholder to a subsidiary controlled by such Shareholder provided each transferee of shares shall simultaneously with the transfer become a party hereto by delivering to NewCo an executed copy of this Agreement. The temporary and final share certificates of NewCo shall bear a legend substantially in the following terms in the Spanish language: "The transfer, disposition or encumbrance of the shares of the corporation is restricted by the terms of the Bylaws of the corporation. Any transfer, disposition or encumbrance made in violation of such terms shall be null and void."

12.    Offer to Transfer Between Gigante and PriceSmart

        12.1.    At anytime after the second year anniversary of the execution of this Agreement, either PriceSmart or Gigante may offer to purchase the other's interests in NewCo ("Buy-Sell Offer"). Within fifteen (15) calendar days after receipt of the Buy-Sell Offer, which shall contain the price per share, the offeree Shareholder may elect, by written notice to the offeror Shareholder, either (a) to sell the offeree Shareholder's Shares to the offeror Shareholder at the price per share specified in the Buy-Sell Offer, or (b) to purchase the offeror Shareholder's shares at the price per share specified in the Buy-Sell Offer. In the event the offeree Shareholder fails to respond to a written Buy-Sell Offer within the allotted time, the offeror may purchase the shares of the offeree Shareholder at ten percent (10%) below the amount of the Buy-Sell offer. Any such transaction (when the offeree Shareholder has exercised its option to either buy or sell) shall close on the latter of sixty (60) business days following receipt of the Buy-Sell Offer or the date on which all necessary approvals are received. The transfer of the ownership of the shares shall not be completed until full payment has been completed. Unless full payment is completed at the execution of the Buy-Sell Agreement, the sales shall be effected through a "Compraventa con reserva de dominio," as provided under Mexican law.

        12.2.    Payments.    Payments in U.S. Dollars may be made by an acquiring party, payable at the rate of one-third the purchase price at closing and one-third on each of the two immediately following yearly anniversaries of the closing, with interest accruing on the amount unpaid at eight percent (8%) per annum (the outstanding balance being pre-payable at any time without penalty).    Ownership of the shares shall pass at the completion of payments. Failure to effect timely payment shall result in the rescission of the Contract with all payments to-date being retained by the seller as liquidated damages. During the period of partial payments, NewCo shall continue to operate under the terms of this Agreement.

        12.3.    A Purchase by Gigante.    In the event Gigante purchases all of PriceSmart's Shares pursuant to this Section 12, then Gigante and/or NewCo shall have the right, at their sole discretion, to terminate the Licensing and Management Agreement. Additionally, Gigante shall be relieved from the confidentiality obligations with respect to NewCo (set forth in Section 18 of this Agreement), but Gigante shall nonetheless continue to be bound as to any Confidential Information (as hereinafter defined) which had been received by Gigante or NewCo from PriceSmart pursuant to Section 18 hereof (but Gigante shall not be in breach of Section 18 only by continuing the operation of NewCo.

        12.4.    A Purchase by PriceSmart.    In the event PriceSmart purchases all of Gigante's Shares pursuant to this Section 12, then PriceSmart and/or Gigante shall have the right to terminate the Licensing and Management Agreement as well as the Consulting and Sourcing Agreements contemplated under Sections 4 and 5 hereof. Additionally, PriceSmart and Gigante shall be relieved from the confidentiality obligations with respect to NewCo (set forth in Section 18 of this Agreement), but PriceSmart shall nonetheless continue to be bound by said obligations as to any Confidential Information (as hereinafter defined) which had been received by PriceSmart or NewCo from Gigante pursuant to Section 18 hereof (but PriceSmart shall not be in breach of Section 18 only by continuing the operation of NewCo and the Merchandise Business System).

        12.5.    Transfers Involving Third Parties.    At any time after the second anniversary of the opening date of the first warehouse club, either PriceSmart or Gigante may sell all, but not less than all, of its equity interest in NewCo to a bona fide third party purchaser, provided that the selling party must first offer to the other party the right (at such other party's election) to either: (a) purchase the selling party's interest at the same price and payment conditions or cash equivalent as had been offered by the third party; (b) participate on the same basis in the sale to such third party (tag-along); or (c) remain as Shareholder of NewCo.

        12.6.    Change in Control.    If at any time there occurs a change of shareholder control of a Shareholder, such Shareholder ("Change of Control Shareholder") shall be required, within three (3) business days, to offer to sell its NewCo shares to the other Shareholder ("Buy-Sell Offer"). Within fifteen days after receipt of the Buy-Sell Offer, the offeree Shareholder must elect, by written notice to the offeror Shareholder, either (a) to sell the offeree Shareholder's Shares to the offeror Shareholder, at the price per share specified in the Buy-Sell Offer, or (b) to purchase the offeror Shareholder's shares at the price per share specified in the Buy-Sell Offer. For purposes of this Agreement "Change of Control" of a Shareholder shall be deemed to be (i) an acquisition of all or substantially all of the assets of such Shareholder, (ii) a sale of shares of voting capital stock or a merger, consolidation, reorganization or other combination or acquisition whereby the then-existing shareholders of such Shareholder and their affiliates do not retain at least a majority of the voting power of the shares of such Shareholder or the other equity of the surviving entity (iii) the acquisition by one person or group (other than the shareholders of such Shareholder existing immediately prior to date hereof) of beneficial ownership of at least thirty percent (30%) of the voting power of such Shareholder's fully-diluted capital stock.

        Any such transaction provided in Sections 12.5 and 12.6 (when the offeree Shareholder has exercised its option to either buy or sell) shall close on the latter of sixty (60) days following receipt of the Buy-Sell Offer or the date on which all necessary approvals are received, with payment to be made in accordance with Section 12.2.

        In the event Gigante purchases all of PriceSmart's shares pursuant to Sections 12.5, 12.6 or 13.1, then Gigante at its sole discretion shall have the right to continue with the use of the name "PriceSmart," or any name licensed by PriceSmart to Licensee as is being used by the venture at the time of the purchase, for not more than three (3) years and with the Licensing and Management Agreement for not more than one year after the acquisition of the Shares sold by the offeror Shareholder or to terminate the Licensing and Management Agreement concurrently with the purchase of PriceSmart's shares. Gigante shall continue to be bound as to any Confidential Information (as hereinafter defined) which had been received by Gigante from PriceSmart or NewCo pursuant to Section 18 hereof (but Gigante shall not be in breach of Section 18 only by continuing the operation of NewCo).

13.    Rights Upon Impasse

        13.1.    Impasses.    If at any time after the second anniversary of this Agreement, the board or Shareholders (as applicable) reach an impasse, which impasse, if unresolved, precludes the continuing performance by NewCo under any material contract to which it is a party or the operation of any significant part of NewCo's business, and such impasse is not resolved within fifteen (15) calendar days thereafter, the issue shall immediately be referred to the chief executives (or similar officers) of the Shareholders for resolution. If these individuals are unable to agree upon a resolution within fifteen (15) calendar days after referral of such impasse to them, then an impasse is deemed to have been reached. If an impasse is reached, either PriceSmart or Gigante may offer to purchase the other's interests in NewCo and its subsidiaries ("Buy-Sell Offer"). Within fifteen days after receipt of the Buy-Sell Offer, the offeree Shareholder must elect, by written notice to the offeror Shareholder, either (a) to sell the offeree Shareholder's Shares to the offeror Shareholder at the price per share specified in the Buy-Sell Offer, or (b) to purchase the offeror Shareholder's shares at the price per share specified in the Buy-Sell Offer. Any such transaction shall close on the latter of sixty (60) calendar days following receipt of the Buy-Sell Offer or the date on which all necessary approvals are received, with payment to be made in accordance with Section 12.2 and the purchasing party having the rights specified in Section 12.3 or 12.4, as the case may be. If the offeree Shareholder fails to respond to this Buy-Sell Offer, within the allotted time, the offeror Shareholder shall have the right to seek specific performance of a sale of the offeree Shareholder's shares at ten percent (10%) less than the Buy-Sell offer.

        13.2.    Option to Purchase Upon Breach.    In the event a Shareholder fails to cure a breach within thirty (30) calendar days of receipt of notice of the breach, the non-breaching Shareholder may purchase the other's interests in NewCo and its subsidiaries ("Buy-Sell Offer"). Within fifteen (15) calendar days after receipt of a notice of non-cure of a breach, the breaching shareholder shall submit a Buy-Sell Offer to the non-breaching Shareholder. The non-breaching Shareholder, shall, within fifteen (15) calendar days thereafter notify the breaching Shareholder of its decision to sell its interest in NewCo at the offered price or purchase the breaching Shareholder's shares at ten (10%) below the offered price. Any such transaction shall close on the latter of sixty (60) calendar days following receipt of the Purchase Offer or the date on which all necessary approvals are received, with payment to be made in accordance with Section 12.2 and the purchasing party having the rights specified in Section 12.3 or 12.4, as the case may be.

        13.3.    Failure to Offer.    In the event a transferring Shareholder involving third parties (Section 12.5), or a Change of Control Shareholder (Section 12.6) fails to submit a Buy-Sell Offer within the allotted time, the other Shareholder may submit a Buy-Sell Offer. The Shareholder who failed to submit the Buy-Sell Offer as required by Section 12.5 or 12.6 shall have fifteen calendar days to notify the Offering Shareholder of its intent to 1) sell its shares to the offering Shareholder at the Buy-Sell Offer price or 2) purchase the offering Shareholder's shares at ten percent (10%) above the Buy-Sell Offer price. In the event a breaching Shareholder (Section 13.2) fails to submit a Buy-Sell Offer price within the allotted time, the non-breaching Shareholder may submit a Buy-Sell Offer. The breaching Shareholder, shall, within fifteen (15) calendar days after receiving a Buy-Sell Offer from the non-breaching Shareholder, notify the non-breaching Shareholder of its intent to either 1) sell its interest in NewCo at the offered price or 2) purchase the offering Shareholder's shares at twenty five (25%) above the offered price. In the event the breaching Shareholder fails to respond to this Buy-Sell Offer, within the allotted time, the Non-Breaching Shareholder shall have the right to seek specific performance of a sale of the Breaching Shareholder's shares at ten percent (10%) less than the Buy-Sell offer.

        13.4    For purposes of any sale of shares by a Shareholder to another Shareholder, the Shareholders will, as promptly as practicable, prepare, execute and deliver such documents and take such other actions as may be reasonably required to promptly effect the transfer of shares contemplated hereby.

        13.5.    The option to purchase set forth in Section 13.2 shall be in addition to, and not in lieu of, any other remedies for the subject breach, as such remedies may be permitted under applicable law.

14.    Breaches and Termination

        Each of the following circumstances shall be deemed a "breach":

        14.1.    A receiver is appointed for a Shareholder or its property and such appointment materially and adversely affects such Shareholder; a Shareholder becomes unable to pay its debts as they generally come due; or any proceedings are commenced against a Shareholder under any bankruptcy, insolvency or debtor relief law and any such proceeding is not vacated or set aside within ninety (90) calendar days from the date of commencement thereof;

        14.2.    A Shareholder materially violates or fails to perform any obligation or covenant in this Agreement and fails to cure such violation or failure within thirty (30) calendar days following notice thereof by any other Shareholder; provided, that if such violation or failure cannot be cured within such 30 (thirty) day period then such Shareholder shall not be deemed to be in violation hereunder if it has commenced to cure within such 30 day period and such Shareholder diligently completes such cure as soon as possible, and within a sixty (60) calendar day period; or

        14.3.    A Shareholder materially violates or fails to perform any obligation or covenant in this Agreement for the third time during any calendar year.

15.    NewCo Not Timely Established

        Any Shareholder may terminate this Agreement if NewCo is not timely established under Section 2.1.1.

16.    Acquisition of all Shares

        This Agreement shall terminate immediately upon the acquisition of all of the outstanding shares of NewCo by any Shareholder, except as otherwise stated herein. This Agreement will terminate with respect to any Shareholder at the time such Shareholder sells all of its shares, except as otherwise stated herein.

17.    Effect of Termination

        Upon termination or expiration of this Agreement for any reason, all obligations of the parties hereunder shall terminate prospectively forthwith (other than those set forth as applicable in Sections 12,17 and 18, which shall survive until the expiration of the applicable statute of limitations or as specified therein).

18.    Confidentiality

        Subject to the provisions of Section 12.3 and 12.4 hereof, during the term of the Licensing and Management Agreement and for one (1) year thereafter, each of the Shareholders shall maintain in strict confidence all information marked as "confidential" and received from NewCo or the other Shareholder or any of its Affiliates, pursuant to this Agreement, the Licensing and Management Agreement or otherwise, relating to the business, operations, properties, assets, products, condition (financial or otherwise), liabilities, employee relations, customers, suppliers, prospects, technology, or trade secrets of NewCo, the Shareholders or their Affiliates; except to the extent such information (a) is in or becomes of the public domain through no fault of the disclosing party, (b) is required to be disclosed by law, or (c) is independently learned or developed by the disclosing party outside of this relationship ("Confidential Information"). Each of the Shareholders agrees, through the signing of Confidentiality Agreements in the form attached hereto as Exhibit C-1 or C-2, as may apply, to (a) cause its directors, officers, senior management personnel, as well as its employees, agents or representatives listed in Exhibit D and E ("Key Employees") to be aware of their confidentiality obligations and their obligations of non disclosure, prior to disclosing to such individuals any such Confidential Information, and (b) immediately deny access to such Confidential Information to any individual who breaches such agreement. PriceSmart agrees to obtain the signature of its Key Employees to the Confidentiality Agreement attached as Exhibit C-1. Gigante agrees to obtain the signature of its Key Employees to the Confidentiality Agreement attached as Exhibit C-2. NewCo, Gigante and PriceSmart shall each be a third party beneficiary of each such agreement. Each Shareholder shall use its best efforts to protect the Confidential Information, and shall not use the Confidential Information for its own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement or the Licensing and Management Agreement.

19.    Intentionally omitted.

20.    Public Offering

        In the event the Shareholders vote to offer to sell the shares of NewCo to the public, all shares at the initial offering (whether Class A Shares or Class B Shares) shall be offered for sale on an equal basis.

21.    Compliance with Laws

        NewCo shall not, through or by its agents, employees, representatives or otherwise, directly or indirectly make, give or promise any payment or other thing of value to any person for any purpose, or commit any other act, which is unlawful under the laws of Mexico or the United States, including without limitation, the U.S. Foreign Corrupt Practices Act. PriceSmart shall keep Gigante and NewCo advised of the provisions of such United States laws and its amendments and on how to comply with them.

22.    Dispute Resolutions; Arbitration

        22.1.    All disputes and claims concerning the validity, interpretation, performance, termination and/or breach of this Agreement ("Dispute(s)") shall be referred for final resolution to arbitration in New York, New York, U.S.A., under the International Chamber of Commerce ("ICC") Rules ("Rules") as administered by the local chapter of the ICC. The parties hereby agree that arbitration hereunder shall be the parties' exclusive remedy and that the arbitration decision and award, if any, shall be final, binding upon, and enforceable against, the parties, and may be confirmed by the judgment of a court of competent jurisdiction. In the event of any conflict between the Rules and this paragraph, the provisions of this paragraph shall govern. The arbitration proceedings shall be held in the English language.

        22.2.    Notwithstanding the above, a party may bring court proceedings against any other party (a) to obtain preliminary injunctive relief pending completion of arbitration, or (b) as part of litigation commenced by a third party. For purposes of this Agreement, the parties hereby submit to personal jurisdiction in New York, New York.

        22.3    The prevailing party in any arbitration or court proceeding shall be awarded its reasonable attorneys' fees and expenses against the non-prevailing party or parties.

23.    Conflict

        If there occurs a conflict between or among this Agreement and the estatutos sociales (By-laws) of NewCo, the prevailing provisions, as between the parties, shall be to the extent permitted by applicable law: first, those contained in this Agreement and, second, those contained in the "estatutos sociales" (By-laws) to the extent not inconsistent with this Agreement. Each Shareholder agrees that it will, if so requested by the other Shareholders, exercise all rights available to it as a Shareholder of the NewCo to approve any necessary amendments to the "estatutos socials" (By-laws) to remove that conflict.

24.    Relationship of the Parties

        This Agreement shall not make any party an agent of any other party for any purpose, and NewCo shall not be deemed an agent for any party, or any party an agent for NewCo. Except as specifically provided herein, this Agreement does not create a partnership and the Shareholders are not liable as partners. No party shall have the right or authority to assume, create or enlarge any obligation or commitment on behalf of any other party and shall not represent itself as having the authority to bind any other party in any manner.

25.    Assignment

        Except as expressly permitted or otherwise provided by this Agreement, no party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

26.    Amendments

        Amendments to or modifications of this Agreement may be made only by mutual agreement of the parties in writing and shall be subject to whatever Governmental Approvals are required by applicable law.

27.    Expenses

        Each of the parties shall bear its own expenses incurred in connection with the negotiation, execution and delivery of this Agreement and the documents contemplated hereunder.

28.    No Waiver

        The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

29.    Notice

        All notices and other communications under this Agreement shall be deemed completed if made in writing and delivered by personal service or if acknowledged by written confirmation, electronic or otherwise, of receipt by the intended recipient. Delivery shall be to the address set forth below or such other address or facsimile number as may hereafter be furnished in writing by any party to the other. The current address for each party is set forth below the signatures, herein below.

30.    Validity of Agreement

        In the event any provision of this Agreement is held, by a court having proper jurisdiction, to be unenforceable or invalid, for any reason, the remaining provisions of this Agreement shall continue to remain in full force and effect.

31.    Applicable Law

        This Agreement shall be interpreted in accordance with, and all questions concerning the validity, performance or breach of this Agreement shall be governed by the laws of the State New York.

32.    Language

        The official version of this Agreement is in the English language, and shall govern over any translations, to the extent permitted by applicable law.

33.    Interested Party Transactions

        The Shareholders agree that NewCo may negotiate and enter into agreements with, and otherwise deal with, a Shareholder or its Affiliate (each, an "Interested Party Transaction"). The Shareholders agree that (a) the involvement of the interested party in the Interested Party Transaction shall not be, and shall not be deemed to be, a conflict of interest vis-à-vis such Shareholder's participation in the business and management of NewCo, and (b) the participation of the interested party, with respect to NewCo's negotiation, execution and performance of such Interested Party Transaction, shall not be prohibited or otherwise hindered by virtue of its interest in such transaction. In particular, the Shareholders acknowledge and agree that NewCo shall enter the Licensing and Management Agreement with PriceSmart and that PriceSmart's rights under Section 6.3 of the Licensing and Management Agreement include the exclusive right to determine the schedule of the establishment and opening of Territory Outlets.

34.    Authorization

        Each of PriceSmart and Gigante, respectively represent and warrant that they are corporations duly organized and existing and where appropriate are in good standing under the laws of their respective jurisdiction of incorporation; that the persons signing this agreement in their behalf have been validly authorized to do so; that no other action is requisite to the execution and delivery of this Agreement by them; that no consents or waivers of or by any third party are necessary to permit consummation by them of the transactions contemplated herein (other than approval by the Mexican Federal Competition Commission if applicable); and that this Agreement has been, and all documents to be delivered by them will be authorized and properly executed and constitute or will constitute, as appropriate, valid and binding obligations, enforceable in accordance with their respective terms.

        IN WITNESS WHEREOF the parties hereto have executed this Shareholders' Agreement as of the date first written above.

PRICESMART: PriceSmart, Inc.	GIGANTE: Grupo Gigante, S.A. de C.V.
By: /s/ GILBERT A. PARTIDA Gilbert A. Partida President/CEO	By: /s/ ANGEL LOSADA MORENO Angel Losada Moreno Presidente Ejecutivo y/o Roberto Salvo Horvilleur Director General
4649 Morena Blvd. San Diego, CA 92117 Fax Number: (619) 581-4707	Ejercito Nacional 769- A esquina Moliere, Col. Nueva Granada Delegación Miguel Hidalgo CP 11520 México D.F. Fax Number: (52-55) 52 69-8380

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SHAREHOLDERS' AGREEMENT